Exhibit 3.29.f
CERTIFICATE OF OWNERSHIP AND MERGER
OF
UBS (USA) Inc.
(a Delaware corporation)
INTO
UBS Americas Inc.
(a Delaware corporation)
          It is hereby certified that:
          1. UBS Americas Inc. [hereinafter sometimes referred to as the “Company”] is a business corporation of the State of Delaware.
          2. The Company is the owner of all of the outstanding shares of the stock UBS (USA) Inc., which is also a business corporation of the State of Delaware.
          3. On October 15, 2003. the Board of Directors of the Company adopted the following resolutions to merge UBS (USA) Inc. into the Company:
     RESOLVED, that the Board of Directors deems it advisable and in the best interest of the Company to have UBS (USA) Inc. merge with and into this Company, and to have all of the estate, property, rights, privileges, powers, and franchises of UBS (USA) Inc. be vested in and held and enjoyed by this Company as fully and entirely and without change or diminution as the same were before held and enjoyed by UBS (USA) Inc. in its name, and that such merger and vesting be, and hereby is, authorized and approved; and it is
     FURTHER RESOLVED, that the Company shall hereby assume all of the obligations of UBS (USA) Inc.; and it is
     FURTHER RESOLVED, that this Company shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdictions and will cause to be performed all necessary acts within the jurisdiction of organization of UBS (USA) Inc. and of this Company and in any other appropriate jurisdiction; and it is
     FURTHER RESOLVED, that any two officers of the Company be, and hereby are, authorized and directed in the name and on behalf of the Company to do or cause to be done all such further things and take such further actions, to execute and deliver all such further agreements, documents and instruments, and to pay such expenses as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions.

Executed on October 16, 2003

UBS Americas Inc.

/s/ Jeffery H. Laska

By:	Jeffery H. Laska
Title:	Vice President

/s/ Jane E. Nutson

By:	Jane E. Nutson
Title:	Associate Secretary